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                                                                    EXHIBIT 99.4


WEDNESDAY OCTOBER 27, 8:16 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Service Experts, Inc.

SERVICE EXPERTS TO BE ACQUIRED BY LENNOX INTERNATIONAL

NASHVILLE, Tenn., Oct. 27 /PRNewswire/ -- Service Experts, Inc. (NYSE: SVE - news) announced it has entered into a definitive merger agreement with Lennox International Inc. (NYSE: LII - news). Lennox will acquire Service Experts with each Service Experts share being exchanged for 0.67 Lennox International shares. Service Experts expects that the acquisition will be completed during first quarter 2000, subject to regulatory approvals and votes by the shareholders of both companies. The transaction will be tax-free to Service Experts' stockholders.

Alan R. Sielbeck, chairman of the board, president and CEO of Service Experts, said, "We are pleased to announce the combination of our national network with one of the premier HVAC companies in the country. Lennox is the most recognized brand in the industry and over its more than 100-year history, has focused on the same residential customers as Service Experts. I believe that this transaction is an exciting one for our stockholders, employees and customers."

Sielbeck added that Service Experts' earnings for the third quarter ended September 30, 1999 are expected to fall below analysts' published expectations. Service Experts expects to report earnings in a range of $0.10-$0.15 per diluted share before a one-time charge of approximately $0.05 per diluted share related to severance expenses. Earnings are scheduled to be released on Tuesday, November 2, 1999.

In connection with the merger agreement, Service Experts granted Lennox an option on 19.9% of its currently outstanding shares, exercisable under certain circumstances. Each company has agreed to pay a fee to the other under certain circumstances if the merger is not completed. In connection with the agreement, certain directors and executive officers of Lennox and Service Experts have agreed to vote their shares in favor of the transaction. Those shares represent approximately 20% of Lennox's and approximately 4% of Service Experts' common shares outstanding.

Service Experts, Inc. is one of the leading providers of residential HVAC services and replacement equipment in the United States with 120 service centers in 36 states. The Company installs, services and maintains central air conditioners, furnaces and heat pumps, primarily in existing homes. Additional information about Service Experts is available at www.serx.com.

Selling heating, ventilation, air conditioning, heat transfer and refrigeration equipment in over 70 countries worldwide, Lennox International Inc. is one of the world's leading companies specializing in climate control solutions. It is the parent company of Lennox Industries Inc., Armstrong Air Conditioning Inc., Heatcraft Inc. and Lennox Global Ltd. Lennox International stock is traded on the


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New York Stock Exchange under the symbol "LII." Additional information about
Lennox International is available at www.lennoxinternational.com.

This release contains forward-looking statements. These statements are based on current expectations that are subject to risks and uncertainties. Actual results could vary because of many factors including those relating to the successful integration of acquired companies, weather patterns, the possibility of continued erosion in light commercial margins, the ability to obtain and retain key management personnel, the adequacy of the Company's capital resources and other issues discussed in the Company's 10-K and 10-Q.

Contact: Alan R. Sielbeck, Chief Executive Officer of Service Experts, Inc., 615-371-9990.

SOURCE: Service Experts, Inc.